Exhibit 4.2

250 Royall Street, Suite V
Canton MA 02021
Information Agent:
Georgeson
Telephone 800 509 0976

Primary Subscription Rights	12345678901234

SIMON WORLDWIDE, INC. SUBSCRIPTION RIGHTS CERTIFICATE AND ELECTION FORM

THIS SUBSCRIPTION RIGHTS OFFERING EXPIRES AT 5:00 P.M., EASTERN TIME, ON [—], 2013, UNLESS THE EXERCISE PERIOD IS EXTENDED BY SIMON WORLDWIDE, INC. IN ITS SOLE DISCRETION (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Simon Worldwide, Inc. (“Simon”) has distributed, at no charge, to each holder of record of its common stock (each an “Eligible Holder”) as of 5:00 p.m. on July 25, 2013 (the “Record Date”), one non-transferable right for each whole share of common stock owned by such Eligible Holder on the Record Date. The rights entitle each Eligible Holder to acquire, at the subscription price of $0.21 per full share, 0.471 shares of common stock of Simon for every 1 right held (the “Subscription Rights”). Each Subscription Right entitles any Eligible Holder who exercises its basic subscription right in full to subscribe, prior to the Expiration Date, for additional shares of Simon common stock at a subscription price of $0.21 per full share to the extent that any shares are not purchased by other Eligible Holders under their basic subscription rights as of the Expiration Date or to the extent Simon decides to increase the size of the offering (the “Over-subscription Privilege”). The terms and conditions of the Subscription Rights offering are set forth in Simon’s Prospectus dated [—], 2013 (as it may be amended or supplemented, the “Prospectus”), which is incorporated into this Subscription Rights Certificate and Election Form (“Rights Certificate”) by reference. Capitalized terms used but not defined herein have the meanings set forth in the Prospectus. The owner of this certificate is entitled to the number of basic Subscription Rights shown on this Rights Certificate.

SUBSCRIPTION PRICE

The subscription price for the Subscription Rights and the Over-subscription Privilege is $0.21 per full share. Fractional shares or cash in lieu of fractional shares will not be issued. Instead, fractional shares resulting from the exercise of Subscription Rights will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of Simon common stock on the record date, you would receive 100 basic subscription rights to purchase 47 shares of Simon common stock for $0.21 per share.

METHOD OF EXERCISE OF RIGHTS

IN ORDER TO EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MUST PROPERLY COMPLETE AND SIGN THIS RIGHTS CERTIFICATE ON THE BACK AND BELOW AND RETURN IT IN THE ENVELOPE PROVIDED TO COMPUTERSHARE TRUST COMPANY, N.A., TOGETHER WITH PAYMENT IN FULL FOR AN AMOUNT EQUAL TO THE APPLICABLE SUBSCRIPTION PRICE MULTIPLIED BY THE TOTAL NUMBER OF SHARES OF COMMON STOCK THAT YOU ARE REQUESTING TO PURCHASE TO THE SUBSCRIPTION AGENT, COMPUTERSHARE TRUST COMPANY, N.A., BEFORE 5:00 P.M. EASTERN TIME, ON [—], 2013.

Holder ID	COY	Class	Rights Qty Issued	Rights Cert #
123456789	XXXX	Subscription Rights	XXX.XXXXXX	12345678

Signature of Owner and U.S. Person for Tax Certification	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

Full payment of the subscription price for each share of common stock you wish to purchase must be made in U.S. dollars by (1) a certified check, cashier’s check or bank draft drawn upon a U.S. bank, (2) a U.S. postal or express money order, or (3) a personal check that clears by the Expiration Date, in each case payable to “Computershare Trust Company, N.A. acting as Subscription Agent for Simon Worldwide, Inc.” and delivered in accordance with the “INSTRUCTIONS FOR USE OF SIMON WORLDWIDE, INC. SUBSCRIPTION RIGHTS CERTIFICATE AND ELECTION FORM” that accompanied the mailing of the Prospectus. You cannot revoke any exercises made pursuant to this Rights Certificate, except as expressly provided otherwise in the Prospectus.

The method of delivery of this Rights Certificate and the payment for the shares of common stock subscribed for hereunder are at the election and risk of the Eligible Holder, but if sent by mail it is recommended that the Rights Certificate and payment be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., Eastern Time on the Expiration Date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check, bank draft or money order.

Payments of the subscription price for the shares of common stock subscribed for will be distributed to Simon no later than the third business day following the Expiration Date, unless Simon terminates the Rights Offering. You will not be paid any interest on funds paid to the Subscription Agent, regardless of whether the funds are applied to the subscription price or returned to you.

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY
SECTION 1: OFFERING INSTRUCTIONS (check the appropriate boxes)

IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT OF SUBSCRIPTION RIGHTS:

☐	I apply for ALL of my entitlement of new shares pursuant to the basic subscription	X 0.471 =		X $0.[—]	=	$
	(no. of Subscription Rights)		(no. of new shares, rounded down)	(per share)

EXAMPLE: If you own 100 shares of Simon common stock, you will receive 100 Subscription Rights which will permit you to purchase 47 shares. [100 Subscription Rights X 0.471 = 47 shares, with fractional shares rounded down to the nearest whole number].

☐	In addition, I apply for additional shares pursuant to the Over-subscription Privilege*		X $0.21 (per share)	=		$
(no. of additional whole shares)

IF YOU WISH TO APPLY FOR LESS THAN YOUR FULL ENTITLEMENT OF SUBSCRIPTION RIGHTS:

☐	I apply for the following number of shares pursuant to the basic subscription		X $0.21 (per share)	=		$
(no. of new whole shares)

		Amount of check or money order enclosed				$

IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE:
Please disregard this mailing.

SECTION 2: SUBSCRIPTION AUTHORIZATION:

I acknowledge that I have received the Prospectus for this offering of Subscription Rights and I hereby subscribe for the number of shares indicated above on the terms and conditions specified in the Prospectus relating to the basic subscription and the Over-subscription Privilege in the Subscription Rights offering.

Signature of Subscriber(s)

(and address if different than that listed on this Subscription Certificate)

Telephone number (including area code)

*	You can only participate in the Over-subscription Privilege if you have subscribed for your full entitlement of new shares pursuant to the basic subscription. If over-subscription requests exceed the number of shares available, we will allocate the available shares among the stockholders exercising the Over-Subscription Privilege in accordance with the procedures set forth in the Prospectus.

Please complete all applicable information and return to: COMPUTERSHARE TRUST COMPANY, N.A.

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, P.O. Box 43011, Providence, RI 02940-3011

By Express Mail or Overnight Delivery: Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, 250 Royall Street, Suite V, Canton, MA 02021

DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Any questions regarding this Subscription Certificate and Subscription Rights Offering may be directed to the Information Agent, Georgeson Inc. toll free at (800) 509-0976 or, if you are located outside the U.S., (781) 575-3340 (collect).